Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of GX Acquisition Corp. II on Amendment No. 1 to Form S-1 [File No. 333-253390] of our report, which includes an explanatory paragraph as to the Company’s ability to continue as going concern, dated February 22, 2021, with respect to our audit of the financial statements of GX Acquisition Corp. II as of December 31, 2020 and for the period from September 24, 2020 (inception) through December 31, 2020 appearing in the Registration Statement of GX Acquisition Corp. II [File No. 333-253390].

/s/ Marcum llp

Marcum llp

New York, NY

March 3, 2021